Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights of the Buying Funds” in the Combined Proxy Statement/Prospectus and “Independent Registered Public Accounting Firms” in the Statements of Additional Information and to the incorporation by reference of our reports dated February 22, 2012 with respect to the financial statements and financial highlights of Columbia Variable Portfolio—Mid Cap Growth Opportunity Fund, Columbia Variable Portfolio—Income Opportunities Fund, and Columbia Variable Portfolio—Cash Management Fund included in the Annual Reports for the years ended December 31, 2011 incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

October 12, 2012